UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2002

CASTLEGUARD ENERGY, INC.
(Exact name of registrant as specified in its charter)

Florida	0-5525	75-2615565
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4625 Greenville Avenue, Suite 203 Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 361-1755

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         On September 26, 2002, Castleguard Energy, Inc. (the "Company") entered into a farmout agreement with H&S Production, Inc. ("H&S"). Scott Heape is a director, Chairman of the Board and principal shareholder of the Company. He is also the president, principal shareholder and founder of H&S.

         The Company is the owner of an undivided 0.09978340 working interest in the proposed O'Brien Energy Company-West No. 28-1 Well, Webster Parish, Louisiana. The Company has elected not to participate in the drilling of this well and has agreed to farmout its interest to H&S.

The farmout agreement provides that:

         (a)   H&S has agreed to bear all costs attributable to the Company's interest in connection with the drilling of the West No. 28-1 Well; and H&S shall have the election to participate in the completion of such well pursuant to the terms and provisions of the applicable Joint Operating Agreement. In this connection, H&S has agreed to make the same election with respect to the Company's interest as it makes with respect to its separately owned interest in the West No. 28-1 Well. In the event the West No. 28-1 Well is plugged and abandoned without any completion attempt, H&S has agreed to bear all of the plugging and abandonment costs attributable to the Company's interest.

         (b)   In the event H&S participates in the completion of the West No. 28-1 Well and same is completed as a producer of oil and/or gas, the Company will assign its interest in such well to H&S under the terms of a mutually agreeable form of assignment; provided, however, at such time as H&S has recouped 100% of the costs attributable to the Company's interest incurred in connection with the drilling and completion of the West No. 28-1 Well and the operation of said well to the point of payout, H&S shall reassign to the Company one-half of the interest acquired by H&S from the Company pursuant to the terms hereof.

         The Company believes the terms of the farmout agreement are standard in the oil and gas industry and that the terms of the farmout agreement are as favorable to the Company as could have been obtained from an unaffiliated third party.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. The following documents are filed as exhibits herewith.

Exhibit Number	Description of Exhibit
10.1	Agreement between H&S Production, Inc. and the Company dated September 26, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on October 7, 2002 on its behalf by the undersigned, thereto duly authorized.

CASTLEGUARD ENERGY, INC.

By: /s/ Bob G. Honea
Bob G. Honea Director and President

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Agreement between H&S Production, Inc. and the Company dated September 26, 2002.